Filed Pursuant to Rule  424(b)(3)
                                               Registration No. 333-56096


                                   TCPI, Inc.

                           Prospectus Supplement No. 1
                     (To Prospectus Dated February 23, 2001)

         You should read this prospectus supplement and the related prospectus carefully before you invest. Both documents contain information you should consider when making your investment decision.

         The Stockholder section of the Prospectus, dated February 23, 2001, of TCPI, Inc. is hereby deleted and replaced in its entirety by the table on the next page, which contains information as of April 10, 2001:

            The date of this prospectus supplement is April 10, 2001.

                              Selling Shareholders

         Common stock registered for resale under this prospectus constitutes approximately 33% of our issued and outstanding common shares as of March 30, 2001.

The May Davis Group, Inc.

         This prospectus covers shares of common stock issuable upon exercise of warrants we issued to The May Davis Group, Inc. and shares issuable upon exercise of warrants assigned by May Davis to is affiliates. We issued these warrants to May Davis as part of its compensation for acting as our placement agent in connection with the securities purchase agreement.

         This prospectus also covers the resale of up to 750,000 shares of common stock that we issued to affiliates of May Davis as part of compensation to May Davis for acting as placement agent in connection with the GMF credit line agreement as follows: 187,500 shares each to Mark Angelo, Joseph Donohue, Robert Farrell and Hunter Singer.

Investors under the Securities Purchase Agreement

         This prospectus covers 25,344,760 shares of common stock issuable upon the exercise of convertible debentures and 640,000 shares of common stock issuable upon the exercise of warrants we issued to the investors under the securities purchase agreement. The number of shares of common stock issuable upon conversion of the 6% convertible debentures that we issued to the investors and that we could issue to GMF pursuant to our put rights is also subject to adjustment and could be materially less or more than the amount contained in the table below, depending on factors which we cannot predict at this time, including, among other factors, the future price of our common stock.

         The table below includes information regarding beneficial ownership of our common stock by the selling shareholders on March 30, 2001, and the number of shares that they may sell under this prospectus.

         Other than as described above, none of the selling shareholders has had within the past three years any material relationship with our company or any of our predecessors or affiliates. None of the selling shareholders are or were affiliated with registered broker-dealers other than The May Davis Group, Inc. and its affiliates listed above. Unless otherwise indicated, the selling shareholders have advised us that they possess sole voting and investment power with respect to the shares being offered.


                                                                                      Percent of
                                  Shares                               Shares           Shares
                               Beneficially                         Beneficially     Beneficially
                              Owned Prior to                      Owned After the     Owned After
Selling shareholders           the Offering     Shares Offered      Offering (1)     the Offering
--------------------           ------------     --------------      ------------     ------------
Sui Wa Chau..............         391,771 (2)           391,771          0                 *
Peter Che Nan Chen.......       2,212,997 (2)         2,212,997          0                 *
Jingsheng Yi.............         212,585 (2)           212,585          0                 *
Lam King Shan............       1,324,379 (2)         1,324,379          0                 *
Kwok Leung Lai...........       1,174,907 (2)         1,174,907          0                 *
Wei Z. Yen...............         760,078 (2)           760,078          0                 *
Timothy Borne............         391,585 (2)           391,585          0                 *
James Ratliff............         420,444 (2)           420,444          0                 *
Herbert Robbins..........         751,652 (2)           751,652          0                 *
John Martin..............          65,143 (2)            65,143          0                 *
David Hungerford.........         922,367 (2)           922,367          0                 *
Arab Commerce
Bank, Ltd. (3)...........       2,096,086 (2)         2,096,086          0                 *
Robert L. Anoff..........         425,837 (2)           425,837          0                 *
William Murphy...........         564,970 (2)           564,970          0                 *
Cliff Dropkin............         150,501 (2)           150,501          0                 *
John Diesel..............         882,314 (2)           882,314          0                 *
Zhong Wei Lu.............         508,475 (2)           508,475          0                 *
Keway Holding Co.........       1,453,184 (2)         1,453,184          0                 *
Ronald Horner............         209,407 (2)           209,407          0                 *
Carl Grant Johnson.......         783,625 (2)           783,625          0                 *
Marvin Strauss...........         297,591 (2)           297,591          0                 *
Kenneth E. Rogers........         417,559 (2)           417,559          0                 *
Facile Corporation.......         194,704 (2)           194,704          0                 *
John Bolliger............         198,432 (2)           198,432          0                 *
David Black..............         105,229 (2)           105,229          0                 *
Michael Dahlquist........         240,041 (2)           240,041          0                 *
Marvin Black.............         210,459 (2)           210,459          0                 *
David Miller.............       2,042,416 (2)         2,042,416          0                 *
Adam Denish..............         328,947 (2)           328,947          0                 *
MYOB Investments.........         328,947 (2)           328,947          0                 *
Brian McNay..............       1,339,358 (2)         1,339,358          0                 *
Mary Ellen Misiak........       2,828,054 (2)         2,828,054          0                 *
Dr. Gerald Holland.......       1,201,732 (2)         1,201,732          0                 *
Chien Chang                       548,984 (2)           548,984          0                 *
Joseph Donohue...........         187,500               187,500          0                 *
Hunter Singer............         187,500               187,500          0                 *
Robert Farrell...........         187,500               187,500          0                 *
Mark Angelo..............         187,500               187,500          0                 *

TOTAL                          26,734,760            26,734,760

*        Less than one percent.

(1) Assumes that the selling shareholders will sell all of the shares of common stock offered by this prospectus. We cannot assure you that the selling shareholders will sell all or any of these shares.

(2) Includes shares of common stock which may be acquired under the securities purchase agreement if the 6% convertible debentures were converted in full as of the date of this prospectus and shares of our common stock which may be acquired upon the exercise of a stock purchase warrant.

(3) Anthony DeNazareth holds voting and investment control of the shares held by Arab Commerce Bank, Ltd.